Filed under Rule 433

File No. 333-293382-01

Final Term Sheet

April 30, 2026

Issuer:	Consumers Energy Company
Securities:	5.125% First Mortgage Bonds due 2036
Aggregate Principal Amount Offered:	$850,000,000
Maturity Date:	May 1, 2036
Coupon:	5.125%
Yield to Maturity:	5.138%
Spread to Benchmark Treasury:	+75 basis points
Benchmark Treasury Security:	4.125% due February 15, 2036
Benchmark Treasury Price and Yield:	97-29+; 4.388%
Interest Payment Dates:	May 1 and November 1
First Interest Payment Date:	November 1, 2026
Public Offering Price:	99.900% of the principal amount
Optional Redemption:	Make-whole call at any time prior to November 1, 2035 at the Treasury rate plus 15 basis points and, thereafter, at par
Tax Credit Event Redemption:	In whole but not in part at 101% of the principal amount plus accrued and unpaid interest (any notice of redemption may only be sent by the later of (a) December 31, 2026 and (b) six months from the date of issuance)
Trade Date:	April 30, 2026
Settlement Date:	May 5, 2026 (T+3)
Expected Ratings
(Moody’s / S&P / Fitch):	A1 (negative) / A (stable) / A+ (stable)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	BNP Paribas Securities Corp.
J.P. Morgan Securities LLC
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
Truist Securities, Inc.
Co-Managers:	Fifth Third Securities, Inc.
Loop Capital Markets LLC
Samuel A. Ramirez & Company, Inc.
CUSIP/ISIN:	210518 EA0 / US210518EA04

Consumers Energy Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy

Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at (800) 854-5674, J.P. Morgan Securities LLC collect at (212) 834-4533, PNC Capital Markets LLC toll-free at (855) 881-0697, SMBC Nikko Securities America, Inc. toll-free at (888) 868-6856 or Truist Securities, Inc. toll free at (800) 685-4786.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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